Exhibit 99.1

RAI 401K SAVINGS PLAN

Financial Statements and Supplemental Schedules

December 31, 2017 and 2016

(With Report of Independent Registered Public Accounting Firm Thereon)

RAI 401K SAVINGS PLAN

Table of Contents

Page(s)

Report of Independent Registered Public Accounting Firm	1–2

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2017 and 2016	3

Statements of Changes in Net Assets Available for Benefits for the Years ended December 31, 2017 and 2016	4

Notes to Financial Statements	5–13

Supplemental Schedules:

Form 5500, Schedule H, Line 4a – Schedule of Delinquent Participant Contributions for the Year ended December 31, 2017	14

Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2017	15

Note:
Supplemental schedules, other than those listed above, are omitted because of the absence of conditions under which they are required by Department of Labor Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974.

Report of Independent Registered Public Accounting Firm

To the Plan Participants and Plan Administrator
RAI 401k Savings Plan:

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the RAI 401k Savings Plan (the Plan) as of December 31, 2017 and 2016, the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2017 and 2016, and the changes in net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Accompanying Supplemental Information

The supplemental information in the accompanying schedules of Form 5500, Schedule H, Line 4a – Schedule of Delinquent Participant Contributions for the year ended December 31, 2017 and Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2017 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s

Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ KPMG LLP

We have served as the Plan’s auditor since 2002.

Greensboro, North Carolina
June 19, 2018

RAI 401K SAVINGS PLAN

Statements of Net Assets Available for Benefits

December 31, 2017 and 2016

	2017	2016
Assets:
Investments at fair value	$2,079,092,307	$1,896,498,898

Receivables:
Participant contributions	198	782
Employer contributions	1,773,235	1,703,461
Due from broker for securities sold	926,340	499,846
Interest and dividends	2,857,752	4,218,419
Notes receivable from participants	17,941,137	15,532,929
Total receivables	23,498,662	21,955,437
Total assets	2,102,590,969	1,918,454,335
Liabilities:
Accrued administrative expenses	156,782	170,513
Due to broker for securities purchased	5,955,865	3,003,627
Total liabilities	6,112,647	3,174,140
Net assets available for benefits	$2,096,478,322	$1,915,280,195

See accompanying notes to financial statements.

RAI 401K SAVINGS PLAN

Statements of Changes in Net Assets Available for Benefits

Years ended December 31, 2017 and 2016

	2017	2016
Additions:
Investment income:
Net appreciation in fair value of investments	$241,974,725	$171,216,701
Interest and dividends	39,905,445	37,338,543
Total investment income	281,880,170	208,555,244
Interest income on notes receivable from participants	755,784	624,474

Contributions:
Employer contributions	39,954,353	40,141,566
Participant contributions	48,453,382	47,635,206
Participant rollover contributions	3,788,879	1,297,182
Total contributions	92,196,614	89,073,954
Total additions	374,832,568	298,253,672
Deductions:
Benefits paid to participants	193,090,946	124,537,668
Administrative expenses	543,495	529,834
Total deductions	193,634,441	125,067,502
Net increase in net assets available for benefits	181,198,127	173,186,170
Net assets available for benefits at beginning of year	1,915,280,195	1,742,094,025
Net assets available for benefits at end of year	$2,096,478,322	$1,915,280,195

See accompanying notes to financial statements.

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2017 and 2016

(1)                  Plan Description

The following brief description of the RAI 401k Savings Plan, referred to as the Plan, is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

(a)	General

The Plan is a voluntary defined contribution retirement plan for eligible employees of Reynolds American Inc., referred to as RAI or the Company, or one of the participating companies as defined in the Plan document. RAI is the Plan Sponsor. The RAI Employee Benefits Committee, referred to as Plan Administrator or the Committee, controls and manages the operation and administration of the Plan. Fidelity Investments Institutional Operations Company, Inc., referred to as Fidelity Operations serves as the recordkeeper for the Plan. Fidelity Management Trust Company, referred to as Fidelity, serves as the Plan’s trustee. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, referred to as ERISA.

On January 16, 2017, RAI, British American Tobacco p.l.c., referred to as BAT, BATUS Holdings Inc., a wholly owned subsidiary of BAT, Flight Acquisition Corporation, a wholly owned subsidiary of BAT and referred to as Merger Sub, entered into an Agreement and Plan of Merger, pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub merged with and into RAI, referred to as the merger, with RAI surviving as a wholly owned subsidiary of BAT. The transaction was subject to shareholder approval from both RAI and BAT shareholders, as well as regulatory approvals and other customary closing conditions. The transaction closed on July 25, 2017. The Reynolds Stock Fund in the Plan was replaced by the BAT Stock Fund. The Reynolds Stock Fund received merger consideration of 0.5260 of a BAT American Depository Share, referred to as an ADS, and $29.44 in cash, without interest, for each share of RAI common stock held by the Reynolds Stock Fund. The BAT ADSs were invested in the BAT Stock Fund. The cash portion was invested in the BAT Merger Money Market Fund. The BAT Merger Money Market Fund was opened for 90 days after the Merger Close. During the 90 days period, participants were able to choose to reinvest in the new BAT Stock Fund (thus maintain participants cost basis) or invest in any other investment option in the Plan. Any cash proceeds remaining in the BAT Merger Money Market Fund in participants account on the 90th day after the date of the Merger Close were invested in the Plan’s qualified default investment alternative.

(b)	Contribution

Participant Contributions

Each participant may elect that his employer (i) contribute from 1% to 50% of his non-bonus compensation, as defined in the Plan document, to the Plan as pre-tax contributions and/or Roth contributions in lieu of an equal amount being paid to him as current cash compensation and/or (ii) contribute from 1% to 50% of his bonus compensation, as defined in the Plan document, to the Plan as pre-tax contributions and/or Roth contributions in lieu of an equal amount being paid to him as current cash bonus compensation. Pre-tax and/or Roth contributions are made through payroll deductions. In the event a participant does not designate whether the contributions elected to be made are pre-tax contributions or Roth contributions, contributions are deemed to be pre-tax contributions. If a participant does not make such elections, he is deemed to have (i) authorized payroll deductions for pre-tax contributions equal to 6% of his non-bonus compensation, and (ii) authorized payroll deductions for pre-tax contributions equal to 10% of his bonus compensation. A participant may at any time elect a different contribution percentage (including 0%) with respect to his non-bonus compensation or his bonus compensation. The first 6% of such pre-tax and/or Roth contributions are

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2017 and 2016

referred to as match-eligible contributions and are eligible for employer matching contributions as set forth below.

Unless a participant elects otherwise, the percentage of non-bonus compensation contributed to the Plan on his behalf as pre-tax contributions shall be automatically increased by one percentage point commencing on or about March 24th at least six (6) months following the date the first contribution is made on behalf of the participant and on each subsequent March 24th; provided that such percentage shall not be increased above a specified level of the participant’s non-bonus compensation as designated by the Committee from time to time in its sole discretion.

A participant may make contributions to the Plan on an after-tax basis, either in lieu of or in combination with pre-tax contributions and/or Roth contributions by authorizing (i) after-tax contributions of 1% to 50% of his non-bonus compensation and/or (ii) after-tax contributions of 1% to 50% of his bonus compensation; provided that the combined percentage of compensation for pre-tax, Roth and after-tax contributions (A) is a minimum of 1% and a maximum of 50% and (B) shall in no event exceed the amount of a participant’s after-tax compensation.

Employer Contributions

With respect to RAI Employees and certain participating companies, as defined in the Plan document, the appropriate participating company makes matching contributions of 50% of a participant’s match-eligible contributions with respect to participants who are accruing a benefit under a defined benefit plan sponsored by RAI, and 100% of a participant’s match-eligible contributions with respect to participants who are not accruing a benefit under a defined benefit plan sponsored by RAI. In addition, the appropriate participating company makes retirement enhancement contributions to accounts of eligible RAI Employees equal to 3% to 9% of such participants’ eligible compensation, depending on the eligible participant’s hire date, age and years of service as of January 1, 2006. The retirement enhancement contribution made to the account of former employees of Lorillard Tobacco Company who became an RAI Employee on June 13, 2015 is equal to 3% of such participant’s eligible compensation.

With respect to ASC Employees, as defined in the Plan document, ASC makes matching contributions of 100% of a participant’s match-eligible contributions. In addition, ASC makes retirement enhancement contributions to accounts of eligible ASC Employees equal to 3% or 6% of each such participant’s eligible compensation, depending on the eligible participant’s hire or transfer date.

With respect to Santa Fe Employees, as defined in the Plan document, Santa Fe makes matching contributions of 100% of a participant’s match-eligible contributions. In addition, Santa Fe makes retirement enhancement contributions to accounts of eligible Santa Fe Employees equal to 3% of each such participant’s eligible compensation.

Participating companies may make qualified nonelective contributions to the Plan.

(c)	Participant Accounts

Each participant’s account is credited with the participant’s contributions and allocations of the appropriate participating company’s contributions and Plan earnings, and charged with the participant’s withdrawals, Plan losses and an allocation of administrative expenses. Allocations are based on participant contributions, account balances, or compensation, as defined in the Plan document. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2017 and 2016

(d)                  Vesting

Participants are immediately vested in their contributions and earnings thereon. Vesting in employer contributions and earnings thereon made to a participant’s account occurs upon the earlier of the completion of 24 months of service with the Company and its participating subsidiaries or upon the occurrence of certain events as defined in the Plan document.

(e)                  Investment Options

Plan investments are participant directed. Upon enrollment in the Plan, a participant may direct contributions in 1% increments in a number of investment fund options, or in a self-directed brokerage account managed by Fidelity. Participants may change or transfer their investment options at any time via telephone or a secure internet website.

(f)                    Notes Receivable from Participants

Participants may borrow from their account a minimum of $1,000 up to a maximum of the lesser of 50% of their vested account balance, reduced by the highest outstanding loan balance during the preceding 12 months, or $50,000, and limited by certain restrictions in the Plan document. Generally, loan terms shall not be for more than five years, except that certain loans transferred shall continue in effect until paid off or defaulted under the terms of the loan instruments. The loans are secured by the balance in the participant’s account and bear interest at a rate commensurate with prevailing rates as determined by the Plan Administrator. Loans are repaid through payroll deductions. Participants may continue to make loan repayments via electronic funds transfer in order to prevent a default following termination of employment.

(g)                  Payment of Benefits

Upon termination of service, a participant is entitled to receive a lump sum amount equal to the value of the participant’s vested interest in their account, or, if elected by the participant, monthly installments calculated in accordance with rules set forth in the Plan document. Partial lump sum distributions are also available after termination of service.

(h)                  Expenses

The expenses of administering the Plan are paid by the Plan, unless paid directly by the Company at its election. Expenses relating to the purchase or sale of investments are included in the cost or deducted from the proceeds, respectively. Direct charges and expenses, including investment manager fees attributable to specific investment funds, may be charged against that investment fund. Administrative expenses such as trustee, auditor, general Plan recordkeeping and Internal Revenue Service user fees may be paid directly from the Plan and are allocated to participant accounts.

(i)                    Forfeitures

Forfeitures are used to reduce future employer contributions. Certain forfeitures may be restored if a participant is reemployed before accruing five consecutive break-in-service years, as defined in the Plan document. For the years ended December 31, 2017 and 2016, employer contributions were reduced by $720,000 and $1,592,796, respectively, by forfeited nonvested accounts. As of December 31, 2017 and 2016, forfeited nonvested accounts totaled $81,768 and $80,558, respectively.

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2017 and 2016

(2)                   Summary of Significant Accounting Policies

(a)	Basis of Accounting

The accompanying financial statements of the Plan have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

In May 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2015-07, Fair Value Measurement (Topic 820): Disclosures for investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent), which exempts investments measured using the net asset value (NAV) practical expedient in ASC 820, Fair Value Measurement, from categorization within the fair value hierarchy. The guidance requires retrospective application and is effective for public business entities for fiscal years, and interim periods within those years, beginning after December 15, 2016. Early adoption is permitted. Management elected to early adopt the provisions of the new standard in a prior year.

(b)	Investment Valuation and Income Recognition

Investments are valued at fair value. See note 3 for discussion of fair value measurement. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

(c)	Valuation of Notes Receivable from Participants

Notes receivable from participants are valued at amortized cost plus accrued interest.

(d)                 Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates. The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. The funds held by the Plan invest in securities with contractual cash flows, such as asset backed securities, collateralized mortgage obligations and commercial mortgage backed securities, including securities backed by subprime mortgage loans. The value, liquidity and related income of these securities are sensitive to changes in economic conditions, including real estate value, delinquencies or defaults, or both, and may be adversely affected by shifts in the market’s perceptions of the issuers and changes in interest rates. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

(e)	Payment of Benefits

Benefits are recorded when paid.

(3)                  Fair Value Measurement

The fair value of assets and liabilities is determined by using a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2017 and 2016

entity, and the reporting entity’s own assumptions about market participant assumptions based on the best information available in the circumstances.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price.

The three levels of the fair value hierarchy are described as follows:

Level 1 –  Inputs are quoted prices, unadjusted, in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 –  Inputs are other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. A Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 –  Inputs are unobservable and reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The following tables set forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2017 and 2016:

	Assets at fair value as of December 31, 2017
	Total	Level 1	Level 2	Level 3
Common/collective trust funds	$499,562,946	$—	$499,562,946	$—
Money market funds	56,864	56,864	—	—
Mutual funds	794,088,698	794,088,698	—	—
Participant self-directed brokerage account	81,159,375	81,159,375	—	—
BAT Stock Fund:
BAT American Depository Shares	329,327,028	329,327,028	—	—
Fidelity money market fund	9,813,938	9,813,938	—	—
Total BAT Stock Fund	339,140,966	339,140,966	—	—

Stable value collective trust fund	365,083,458	—	365,083,458	—
Total investments at fair value	$2,079,092,307	$1,214,445,903	$864,646,404	$—

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2017 and 2016

	Assets at fair value as of December 31, 2016
	Total	Level 1	Level 2	Level 3
Common/collective trust funds	$356,365,495	$—	$356,365,495	$—
Money market funds	41,314	41,314	—	—
Mutual funds	598,868,160	598,868,160	—	—
Participant self-directed brokerage account	54,473,716	54,473,716	—	—
Reynolds Stock Fund:
RAI Common Stock	515,467,323	515,467,323	—	—
Fidelity money market fund	9,845,283	9,845,283	—	—
Total Reynolds Stock Fund	525,312,606	525,312,606	—	—

Stable value collective trust fund	361,437,607	—	361,437,607	—
Total investments at fair value	$1,896,498,898	$1,178,695,796	$717,803,102	$—

Following is a description of the valuation methodologies used for assets measured at fair value:

Common/collective trust funds – These funds are valued using a net asset value, referred to as NAV, provided by the administrator of the fund. The NAV is the basis for current transactions at fair value. The NAV is based on the value of the underlying assets owned by the fund, less its liabilities, and then divided by the number of shares outstanding. The Plan has the ability to redeem its investments in the funds at the NAV at the valuation date. There are no significant restrictions, redemption terms, or holding periods which would limit the ability of the Plan or the participants to transact at the NAV. Participant transactions may occur daily. If the Plan initiates a large divestment, the issuer reserves the right to require 3 days’ notice.

Money market funds and mutual funds – Valued at the closing price reported on the active market on which the individual securities are traded.

Participant self-directed brokerage account – This account consists primarily of mutual funds and common stocks that are valued at the closing price reported on the active market on which the individual securities are traded.

BAT Stock Fund – The fair value of the BAT Stock Fund is based on the combined year end closing price of British American Tobacco p.l.c. American Depositary Shares and monies held in a Fidelity money market

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2017 and 2016

fund used to meet daily liquidity needs. Both securities are valued based on the quoted market price of shares trading in active markets held by the Plan at year end. The BAT Stock Fund is tracked on a unitized basis, which allows for daily settling of trades by participants.

Reynolds Stock Fund – The fair value of the Reynolds Stock Fund was based on the combined year end closing price of Reynolds American Inc. common stock and monies held in a Fidelity money market fund used to meet daily liquidity needs. Both securities were valued based on the quoted market price of shares trading in active markets held by the Plan at December 31, 2016. The Reynolds Stock Fund was tracked on a unitized basis, which allowed for daily settling of trades by participants.

Stable value collective trust fund – This fund is composed of an additional stable value collective trust fund which consists of fully benefit-responsive investment contracts and is valued at the net asset value of units of the collective trust.The net asset value, referred to as NAV, is the basis for current transactions at fair value. The NAV is based on the value of the underlying assets owned by the fund, less its liabilities, and then divided by the number of shares outstanding. The NAV of the fund is calculated daily, and net investment income and realized and unrealized gains on investments are not distributed but rather reinvested and reflected in the net asset value of the fund. There are no significant restrictions, redemption terms, or holding periods which would limit the ability of the Plan or the participants to transact at the NAV. Participant transactions may occur daily. If the plan initiates a full redemption, the issuer reserves the right to require 12 months’ notification in order to ensure that security liquidations will be carried out in an orderly manner.

   For the years ended December 31, 2017 and 2016, there were no transfers of assets between levels within the fair value hierarchy.

(4)                  Related Party and Party in Interest Transactions

Certain investments, within the Fidelity Brokeragelink and Fidelity Money Market Fund, are managed by Fidelity and, therefore, those transactions qualified as party in interest transactions. Administrative fees paid to Fidelity for the years ended December 31, 2017 and 2016 were $322,525 and $363,822, respectively.

The Reynolds Stock Fund was provided as an investment option for participants in the Plan until the merger July 25, 2017. As of the merger close, the Reynolds Stock Fund was replaced with the BAT Stock Fund as an investment option for participants in the Plan. As RAI is the Plan Sponsor and a wholly owned subsidiary of BAT, transactions with the Reynolds Stock Fund and BAT Stock Fund qualify as party in interest transactions. Reynolds Stock Fund and BAT Stock Fund dividends for the year ended December 31, 2017 were $8,554,927 and $6,813,913, respectively. Reynolds Stock Fund dividends for the year ended December 31, 2016 were $15,868,241. The BAT Stock Fund held 4,915,970 shares of BAT ADSs at $66.99 per share as of December 31, 2017. The Reynolds Stock Fund held 9,198,151 shares of RAI common stock at $56.04 per share as of December 31, 2016.

(5)                  Nonexempt Party-In-Interest Transactions

For the year ended December 31, 2017, the Company identified late remittances of participant contributions in the aggregate amount of $197.77. The late remittances were remitted to the Plan in January 2018. The lost earnings of $0.26 pertaining to the contributions was deposited into the trust in February 2018.

For the year ended December 31, 2016, the Company identified late remittances in the aggregate amount of $5,147.41, which included participant contributions and participant loan repayments. The late remittances were remitted to the Plan through two remittances, $4,374.21 in December 2016 and $773.20 in January 2017. The lost earnings of $85.82 and $9.06, respectively, pertaining to the contributions were deposited

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2017 and 2016

into the trust in December 2016 and January 2017, respectively. The Plan Sponsor filed a Voluntary Fiduciary Correction Application on May 12, 2017 requesting relief under the Department of Labor Voluntary Fiduciary Correction Program. A no action letter was received July 12, 2017.

(6)                 Income Tax Status

The Plan obtained its latest determination letter dated December 4, 2015, in which the Internal Revenue Service stated that the Plan’s design was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been amended since receiving this determination letter. The Company believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code, and the Plan and related trust continue to be tax exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The Plan Administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2017, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions. The Plan Administrator believes it is no longer subject to income tax examinations for years prior to 2014. The Internal Revenue Service is currently examining the 2014 Plan year.

(7)                  Plan Termination

Although it has not expressed any intent to do so, the Committee has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of the Plan’s termination, the Plan provides that the net assets are to be distributed to participants in amounts equal to their respective interests in such assets.

(8)                  Contingency

In May 2002, in Tatum v. The R.J.R. Pension Investment Committee of the R. J. Reynolds Tobacco Company Capital Investment Plan, an employee of RJR Tobacco filed a class-action suit in the U.S. District Court for the Middle District of North Carolina, alleging that the defendants, RJR, RJR Tobacco, the RJR Employee Benefits Committee and the RJR Pension Investment Committee, violated the Employee Retirement Income Security Act of 1974, referred to as ERISA. The actions about which the plaintiff complains stem from a decision made in 1999 by RJR Nabisco Holdings Corp., subsequently renamed Nabisco Group Holdings Corp., referred to as NGH, to spin off RJR, thereby separating NGH’s tobacco business and food business. As part of the spin-off, the 401(k) plan for the previously related entities had to be divided into two separate plans for the now separate tobacco and food businesses. The plaintiff contends that the defendants breached their fiduciary duties to participants of the Plan when the defendants removed the stock funds of the companies involved in the food business, NGH and Nabisco Holdings Corp., referred to as Nabisco, as investment options from the Plan approximately six months after the spin-off. The plaintiff asserts that a November 1999 amendment (the “1999 Amendment”) that eliminated the NGH and Nabisco funds from the Plan on January 31, 2000, contained sufficient discretion for the defendants to have retained the NGH and Nabisco funds after January 31, 2000, and that the failure to exercise such discretion was a breach of fiduciary duty. In his complaint, the plaintiff requests, among other things, that the court require

RAI 401K SAVINGS PLAN

Notes to Financial Statements

December 31, 2017 and 2016

the defendants to pay as damages to the Plan an amount equal to the subsequent appreciation that was purportedly lost as a result of the liquidation of the NGH and Nabisco funds.

In July 2002, the defendants filed a motion to dismiss, which the court granted in December 2003. In December 2004, the U.S. Court of Appeals for the Fourth Circuit reversed the dismissal of the complaint, holding that the 1999 Amendment did contain sufficient discretion for the defendants to have retained the NGH and Nabisco funds as of February 1, 2000, and remanded the case for further proceedings. The court granted the plaintiff leave to file an amended complaint and denied all pending motions as moot. In April 2007, the defendants moved to dismiss the amended complaint. The court granted the motion in part and denied it in part, dismissing all claims against the RJR Employee Benefits Committee and the RJR Pension Investment Committee. The plaintiff filed a motion for class certification, which the court granted in September 2008.

A non-jury trial was held in January and February 2010. On February 25, 2013, the district court dismissed the case with prejudice, finding that a hypothetical prudent fiduciary could have made the same decision and thus the Plan’s loss was not caused by the procedural prudence which the court found to have existed. On August 4, 2014, the Fourth Circuit Court of Appeals, referred to as Fourth Circuit, reversed, holding that the district court applied the wrong standard when it held that the defendants did not cause any loss to the Plan, determined the test was whether a hypothetical prudent fiduciary would have made the same decision and remanded the case back to the district court to apply the “would have standard.” On February 18, 2016, the district court dismissed the case with prejudice, finding that the defendants have shown by a preponderance of the evidence that a fiduciary acting with prudence would have divested the NGH and Nabisco Funds at the time and in the manner that the defendants did. On March 17, 2016, the plaintiff appealed arguing that the district court erred in finding that a hypothetical prudent fiduciary would have divested the NGH and Nabisco Funds at the same time and in the same manner as RJR. On April 28, 2017, the Fourth Circuit affirmed the district court’s judgment in favor of RJR. The plaintiff filed a petition for rehearing en banc on May 12, 2017, which was denied on May 26, 2017. The plaintiff agreed to forgo filing a petition for writ of certiorari with the U.S. Supreme Court in exchange for RJR withdrawing its motion for costs in the district court. Therefore, the matter has concluded.

(9)                  Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of investment income per the financial statements for the years ended December 31, 2017 and 2016 to the Form 5500:
	2017	2016
Total investment income per the financial statements	$281,880,170	$208,555,244
Prior year adjustment from contract value to fair value for fully benefit-responsive investment contracts	—	(290,946)
Total investment income per the Form 5500	$281,880,170	$208,264,298

(10)              Subsequent Events

Plan management has evaluated subsequent events from the balance sheet date through the date at which the financial statements were issued, and determined there are no other items to disclose.

RAI 401K Savings Plan

Form 5500, Schedule H, Line 4a – Schedule of Delinquent Participant Contributions
Year ended December 31, 2017

Year ended	Participant contributions transferred late to the Plan *	Contributions not corrected	Contributions corrected outside VFCP	Contributions pending correction in VFCP	Total fully corrected under VFCP and PTE 2002-51
December 31, 2016	$5,147	$—	$—	$—	$5,147
December 31, 2017	$198	$198	$—	$—	$—

*
For the year ended December 31, 2016, the Company identified late remittances in the aggregate amount of $5,147.41, which included participant contributions and participant loan repayments. The late remittances were remitted to the Plan through two remittances, $4,374.21 in December 2016 and $773.20 in January 2017. The lost earnings of $85.82 and $9.06, pertaining to the contributions were deposited into the trust in December 2016 and January 2017, respectively. The Plan sponsor filed a Voluntary Fiduciary Correction Application on May 12, 2017 requesting relief under the Department of Labor Voluntary Fiduciary Correction Program. A no action letter was received July 12, 2017.

For the year ended December 31, 2017, the Company identified late remittances of participant contributions in the aggregate amount of $197.77. The late remittances were remitted to the Plan in January 2018. The lost earnings of $0.26 pertaining to the contributions was deposited into the trust in February 2018.

See accompanying report of independent registered public accounting firm.

RAI 401K SAVINGS PLAN

Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2017

Identity of issue	Maturity	Cost**	Par value or number of units	Current value
Unitized Company Stock Fund:
* BAT Stock Fund-BAT American Depository Shares			4,915,970	$329,327,028

Mutual funds:
Vanguard Total Stock Fund			5,029,623	299,111,671
Dodge and Cox International Stock			968,213	44,847,660
Vanguard Total International Stock IS			371,024	45,276,106
PIMCO Income Fund Institutional Class			3,696,960	45,879,270
PIMCO Total Return Fund			4,648,751	47,742,678
JP Morgan Disciplined Equity Fund Class R6			5,637,204	159,476,503
T. Rowe Price Institutional Global Growth Equity Fund			982,189	27,128,069
Principal Diversified Real Asset Fund Institutional Class			493,453	5,743,794
Harding Loevner Institutional Emerging Markets Portfolio Class I			611,589	13,828,019
WM Blair Small CP Val I			4,325,685	89,541,690
Vanguard Life Constant Growth			118	2,355
Vanguard Total BD Market Inst			1,442,873	15,510,883
Total mutual funds				794,088,698

Cash management accounts:
Money market fund:
* BAT Stock Fund-Fidelity Money Market Fund			9,813,938	9,813,938
* Fidelity Retirement Money Market Fund			56,864	56,864
Total money market funds				9,870,802

Self-Directed Brokerage Accounts			160,576,537	81,159,375

Common/collective investment trusts:
BTC Lifepath Retirement Growth			3,494,729	49,378,777
BTC Lifepath 2020 G			5,152,076	77,964,305
BTC Lifepath 2025 G			6,066,649	96,806,125
BTC Lifepath 2030 G			3,855,643	64,342,581
BTC Lifepath 2035 G			2,969,477	51,659,687
BTC Lifepath 2040 G			2,600,103	46,891,557
BTC Lifepath 2045 G			2,610,533	48,391,441
BTC Lifepath 2050 G			2,454,125	46,500,025
BTC Lifepath 2055 G			822,609	15,838,013
BTC Lifepath 2060 G			136,915	1,790,435
Wells Fargo Stable Return Fund W (Interest Income Fund)			6,652,943	365,083,458

Total common/collective investment trusts				864,646,404
Total investments				2,079,092,307

Notes receivable from participants (1,683 loans with interest rates ranging from 4.25% to 9.25% and maturity dates ranging from 1/1/2018-11/30/2032).				17,941,137
Total assets				$2,097,033,444

* Denotes a party-in-interest.

** Cost information is not required for participant-directed investments and therefore, is not included.

See accompanying report of independent registered public accounting firm.